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                                                                   EXHIBIT 23.7



                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Devon Energy Corporation




         We consent to the use of our report dated November 15, 2000 (except for note 13 which is as of April 24, 2001 and note 14 which is as of October 17,
2001) included herein relating to the consolidated balance sheets of Anderson Exploration Ltd. as of September 30, 2000 and 1999 and the related consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended September 30, 2000 and to the reference to our firm under the heading "Experts" in the registration statement.



/s/ KPMG LLP

Chartered Accountants

Calgary Canada
October 29, 2001